News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G FISCAL YEAR AND FOURTH QUARTER EPS EXCEED EXPECTATIONS

CINCINNATI, Aug. 5, 2009 - The Procter & Gamble Company (NYSE:PG) announced diluted net earnings per share for the fiscal year ending June 30, 2009 of $4.26, up 17 percent and exceeding the Company’s guidance range of $4.20 to $4.25.  Core EPS, which excludes the current year impact from the sale of the Folgers business and certain tax adjustments in the prior fiscal year, increased eight percent versus fiscal 2008.  For the April - June quarter, diluted net earnings per share were $0.80, above the Company’s guidance range of $0.74 to $0.79 for the quarter.

“In fiscal 2009 and particularly in the fourth quarter, P&G faced one of the most difficult macroeconomic environments in decades,” said Chairman of the Board A.G. Lafley.  “We made choices to focus on cash and cost discipline, maintain investments in long-term growth opportunities and to protect the structural economics of our businesses around the world.  We delivered strong free cash flow – the financial lifeblood of the business – while also delivering organic sales and earnings-per-share results that balanced short-term returns and long-term investments.”

“In fiscal 2010, we will accelerate investments in innovation, portfolio expansion and consumer value to grow our core business and to serve more consumers in both developed and developing markets,” said Chief Executive Officer Bob McDonald.  “We will also continue to drive simplification efforts and leverage P&G’s scale to increase productivity, improve execution and lower costs.  All of these investments are focused on strengthening the capabilities required to improve more lives more completely in more parts of the world and deliver sustainable long-term growth.”

   -
Fiscal Year Executive Summary

●	Diluted net earnings per share increased 17 percent for the fiscal year. Core EPS was up eight percent in fiscal 2009.
●
Operating cash flow was $14.9 billion for the fiscal year.  Free cash flow, which is operating cash flow less capital spending, was $11.7 billion for the year and 102 percent of net earnings excluding the gain on the Folgers sale.

●
Net sales decreased three percent for the fiscal year to $79.0 billion.  Organic sales, which excludes the impacts of acquisitions, divestitures and foreign exchange, grew two percent for the fiscal year.

Fiscal Year Discussion

Net sales decreased three percent to $79.0 billion for fiscal 2009 driven by unfavorable foreign exchange impacts of four percent as the U.S. dollar strengthened against key foreign currencies.  Organic sales increased two percent primarily due to price increases taken across all segments which added five percent to net sales.  Product mix reduced net sales by one percent.  Unit volume declined three percent as the global economic downturn, credit crisis and price increases contributed to market size declines and trade inventory reductions.  Organic volume, which excludes the impact of acquisitions and divestitures, was down two percent for the fiscal year.

Operating margin was in line with the prior year including approximately 50 basis points of incremental Folgers-related restructuring charges and approximately 250 basis points of net incremental commodity and energy cost increases.  Gross margin declined 80 basis points to 50.8 percent of net sales in 2009 due mainly to higher commodity and energy costs and unfavorable foreign exchange impacts, partially offset by price increases and manufacturing cost savings.

Total selling, general and administrative expenses (SG&A) decreased six percent during the fiscal year to $24.0 billion driven primarily by foreign currency impacts and cost reduction efforts.  SG&A as a percentage of net sales was down 80 basis points primarily due to lower marketing costs and the impact of foreign currency transaction gains on working capital balances caused by strengthening of the U.S. dollar.

Diluted net earnings per share increased 17 percent during the fiscal year to $4.26.  The increase was due mainly to the gain on the sale of the Folgers business.  Net earnings from continuing operations declined four percent driven by unfavorable foreign exchange, higher commodity costs, lower unit volume and a higher tax rate.  These impacts were mostly offset by price increases, manufacturing cost savings and marketing spending efficiencies.  The tax rate on continuing operations increased mainly due to significant tax benefits in the base period related to adjustments to tax reserves.  Core EPS grew eight percent in fiscal 2009.

Operating cash flow was $14.9 billion for the fiscal year.  Free cash flow was 102 percent of net earnings excluding the gain on the Folgers sale and $11.7 billion for the year.  Capital expenditures were 4.1 percent of net sales as the Company continued to invest in new manufacturing facilities.

The Company repurchased over $6 billion of P&G stock in fiscal 2009 and $16.3 billion since the inception of the previously announced three-year share repurchase program.

Fiscal Year Business Segment Discussion

Beauty GBU
●
Beauty net sales decreased four percent to $18.8 billion in fiscal 2009 behind unfavorable foreign exchange impacts of four percent.  Organic sales increased one percent behind price increases of two percent, partially offset by an organic volume decline of one percent.  Unit volume declined two percent including a negative one percent impact from divestitures.  Retail Hair Care volume grew low single digits behind Pantene, Head & Shoulders and Rejoice.  Prestige Fragrances volume declined high single digits and Professional Hair Care volume declined mid-single digits mainly due to market contractions and trade inventory reductions during the fiscal year.  Volume in Skin Care declined mid-single digits primarily due to increased competitive promotional activity affecting Olay and the divestiture of Noxzema.  Personal Cleansing volume was down high single digits behind trade inventory reductions, market contractions and divestiture activity.  Net earnings decreased seven percent during the fiscal year to $2.5 billion mainly due to lower net sales, unfavorable foreign exchange, higher commodity costs and a higher tax rate.  These impacts were partially offset by SG&A cost reductions and manufacturing cost savings.

●
Grooming net sales declined nine percent for the fiscal year to $7.5 billion.  Organic sales were down two percent versus the prior year mainly due to a sharp decline of the Braun business.  Unfavorable foreign exchange reduced net sales by six percent.  Unit volume declined six percent.  Product mix had a negative two percent impact on net sales as favorable product mix from growth on the premium-priced Gillette Fusion brand was more than offset by a disproportionate decline of Braun, both of which have selling prices above the segment average.  Price increases added five percent to net sales.  Blades and Razors volume declined low single digits primarily due to market contractions in developed regions and trade inventory reductions.  Growth of Gillette Fusion and Venus was more than offset by volume declines in legacy shaving systems.  Global value share of Blades and Razors was up versus the prior year.  Volume in Braun was down double digits due to market contractions, trade inventory reductions and the exits of the U.S. home appliance and Tassimo coffee appliance businesses. Net earnings were down 11 percent versus 2008 to $1.5 billion resulting primarily from lower net sales, unfavorable foreign exchange and a higher tax rate.

Health & Well-Being GBU
●
Health Care net sales were down seven percent to $13.6 billion and organic sales were down one percent in fiscal 2009.  Unit volume declined four percent including a negative one percent impact from the divestitures of Thermacare and other minor brands.  Unfavorable foreign exchange and negative product mix reduced net sales by five percent and two percent, respectively.  These impacts were partially offset by positive pricing impacts of four percent.  Personal Health Care volume was down double digits due to the loss of marketplace exclusivity of Prilosec OTC in North America, the impact of a particularly mild cold and flu season on Vicks and the divestiture of Thermacare.  Pharmaceuticals volume decreased high single digits mainly due to minor brand divestitures and increased competition in the osteoporosis category.  Volume in Oral Care and in Feminine Care declined low single digits behind trade inventory reductions and market contractions in the North America and the Central & Eastern Europe, Middle East and Africa regions.  Net earnings declined three percent to $2.4 billion for the fiscal year mainly due to lower net sales, unfavorable foreign exchange and higher commodity costs, partially offset by SG&A cost reductions and divestiture gains.

●
Snacks and Pet Care net sales decreased three percent to $3.1 billion for fiscal 2009.   Organic sales grew one percent behind nine percent positive pricing impacts which more than offset a six percent decline in unit volume and two percent negative product mix.  Unfavorable foreign exchange reduced net sales by four percent.  Snacks volume decreased high single digits due to lower merchandising activity, reduced trade inventory levels and a high base period, which included the Rice Infusion, Extreme Flavors, and Stix product launches.  Pet Care executed double-digit price increases resulting in a mid-single digit decline in unit volume.  Net earnings were down 10 percent for the fiscal year to $234 million behind lower net sales, significantly higher commodity costs, unfavorable foreign exchange and a higher tax rate.  These impacts were partially offset by SG&A cost reductions and manufacturing cost savings.

Household Care GBU
●
Fabric Care and Home Care net sales were down two percent in fiscal 2009 to $23.2 billion.  Organic sales increased three percent as positive pricing impacts of six percent more than offset a three percent decline in unit volume.  Unfavorable foreign exchange reduced net sales by five percent.  Volume in Fabric Care declined low single digits due to trade inventory reductions and market share declines following price increases.  Lower shipments of Tide and Ariel were partially offset by growth of Gain and Downy.  Home Care volume was down low single digits due mainly to market contractions and trade inventory reductions.  Batteries volume declined high single digits due to market contractions, trade inventory reductions and market share declines from strong competitive activity.  Net earnings declined 11 percent to $3.0 billion primarily due to lower net sales, higher commodity costs, unfavorable foreign exchange impacts and a higher tax rate.  These impacts were partially offset by manufacturing cost savings and SG&A cost reductions.

●
Baby Care and Family Care net sales increased one percent for the fiscal year to $14.1 billion on one percent volume growth.  Organic sales grew seven percent behind price increases to help recover higher commodity and energy costs of five percent and organic volume growth of two percent.  Unfavorable foreign exchange reduced net sales by four percent.  Product mix reduced net sales by one percent.  Baby Care volume increased low single digits due to growth of Pampers primarily in developing regions and double-digit growth of Luvs in North America.  Family Care volume was down low single digits due to the Western European Tissue divestiture.  Organic volume for Family Care was up low single digits behind double-digit growth of Charmin Basic and Bounty Basic.  Net earnings were up two percent to $1.8 billion driven by sales growth and manufacturing cost savings, which were partially offset by higher commodity costs, unfavorable foreign exchange and a higher tax rate.

April - June Quarter Discussion

     Net sales for the quarter decreased 11 percent to $18.7 billion. Unfavorable foreign exchange reduced net sales by nine percent due to the strengthening of the U.S. dollar against key foreign currencies. Volume declined five percent including a negative one percent impact from divestitures. Organic volume declined four percent driven primarily by significant pricing taken in developing regions to offset the transaction impact of foreign exchange, market contractions mainly in discretionary categories and some share loss in developed regions following price increases.  Price increases added five percent to net sales and product mix had a negative two percent impact on net sales.  Organic sales declined one percent for the quarter.

Operating margin increased 120 basis points, which included 80 basis points of incremental restructuring charges related to the Folgers transaction.  The increase in operating margin was primarily due to higher gross margin and lower SG&A as a percentage of net sales.  Gross margin increased 90 basis points driven by the full impact of price increases as the impact of higher commodity costs moderated versus prior quarters.  SG&A as a percentage of net sales was down 30 basis points primarily due to a reduction in marketing costs including lower media rates.

Diluted net earnings per share were $0.80, a decrease of 13 percent versus the prior year period.  Core earnings per share increased six percent.  Net earnings decreased 18 percent for the quarter to $2.5 billion mainly due to lower net sales and a higher effective tax rate, partially offset by improved operating margin.  The tax rate increase resulted primarily from significant adjustments to tax reserves in the base period.

July - September 2009 Quarter Guidance

For the July - September quarter, P&G expects organic sales growth of zero to negative three percent.  Foreign exchange is expected to reduce net sales by about seven percent resulting in net sales down seven to 10 percent versus the prior year.  Earnings per share from continuing operations are expected to be $0.95 to $1.00.  While P&G does expect some non-operating gains as a result of ongoing portfolio optimization in the July - September quarter, the earnings growth rate will be negatively impacted by the comparison to a base period that included several divestiture gains.

Fiscal Year 2010 Guidance

For fiscal year 2010, P&G confirmed previous guidance for organic sales growth of one to three percent.  Foreign exchange is expected to reduce net sales by zero to one percent, which is modest improvement versus previous guidance of a two to three percent negative impact.  P&G reiterated its earnings per share guidance of $3.65 to $3.80 from continuing operations and plans to re-invest the benefit of improved foreign exchange into long-term growth.

Forward-Looking Statements

    All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete.  We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors.  Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, competition law matters, and tax policy), and to resolve pending matters within current estimates; (7) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (8) the ability to successfully manage currency (including currency issues in volatile countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (9) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (13) the ability to stay close to consumers in an era of increased media fragmentation; (14) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and 15) the ability to rely on and maintain key information technology systems.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble

Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chvalier, 513.983.9974
The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales for the fiscal year and April - June quarter is as follows:

FY 2009	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact	Organic Sales Growth
Beauty	-4%	4%	1%	1%
Grooming	-9%	6%	1%	-2%
Health Care	-7%	5%	1%	-1%
Snacks and Pet Care	-3%	4%	0%	1%
Fabric Care and Home Care	-2%	5%	0%	3%
Baby Care and Family Care	1%	4%	2%	7%
Total P&G	-3%	4%	1%	2%

Total P&G (Apr - Jun ’09)	-11%	9%	1%	-1%

           Core EPS:  This is a measure of the Company’s earnings per share excluding the net tax benefits from a number of significant adjustments to tax reserves during fiscal year 2008 and the net impact from the sale of the Folgers business. The net impact from the sale of the Folgers business includes the results of the Folgers business and the gain on the sale of the Folgers business, both reflected in discontinued operations, and incremental restructuring charges incurred to offset the dilutive impact of the Folgers divestiture.  These incremental restructuring charges represent restructuring costs incurred beyond the level expensed during the base period which were consistent with the Company’s ongoing restructuring plans. We do not view these items to be part of our sustainable results. We believe the core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth. The table below provides a reconciliation of reported diluted net earnings per share to core earnings per share:

	AMJ 08	AMJ 09	FY 2008	FY 2009
Diluted Net Earnings	$0.92	$0.80	$3.64	$4.26
Folgers Results and Gain on the Folgers Transaction	$(0.02)	-	$(0.08)	$(0.68)
Diluted Net Earnings - Continuing Operations Per Share	$0.90	$0.80	$3.56	$3.58
Significant Adjustments to Tax Reserves	$(0.12)	-	$(0.14)	-
Incremental Folgers-related Restructuring Charges	-	$0.04	-	$0.09
Rounding Impacts	-	$(0.01)	$(0.01)
Core EPS	$0.78	$0.83	$3.41	$3.67
Core EPS Growth		6%		8%

Free Cash Flow: Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Free Cash Flow Productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management.  Given the significant size of the gain on the Folgers sale and our belief that this is not part of our sustainable business, we have excluded the gain from our calculation.  We believe this provides a better perspective of our underlying liquidity trends.  The reconciliation of free cash flow and free cash flow productivity is provided below (amounts in millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Folgers Gain	Net Earnings Excluding Folgers Gain	Free Cash Flow Productivity
FY 2009	$14,919	($3,238)	$11,681	$13,436	$2,011	$11,425	102%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Twelve Months Ended June 30
	2009	2008

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$3,313	$5,354

OPERATING ACTIVITIES
NET EARNINGS	13,436	12,075
DEPRECIATION AND AMORTIZATION	3,082	3,166
SHARE-BASED COMPENSATION EXPENSE	516	555
DEFERRED INCOME TAXES	596	1,214
GAIN ON SALE OF BUSINESSES	(2,377)	(284)
CHANGES IN:
ACCOUNTS RECEIVABLE	415	432
INVENTORIES	721	(1,050)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(742)	297
OTHER OPERATING ASSETS & LIABILITIES	(758)	(1,270)
OTHER	30	(127)

TOTAL OPERATING ACTIVITIES	14,919	15,008

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(3,238)	(3,046)
PROCEEDS FROM ASSET SALES	1,087	928
ACQUISITIONS, NET OF CASH ACQUIRED	(368)	(381)
CHANGE IN INVESTMENTS	166	(50)

TOTAL INVESTING ACTIVITIES	(2,353)	(2,549)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(5,044)	(4,655)
CHANGE IN SHORT-TERM DEBT	(2,420)	2,650
ADDITIONS TO LONG-TERM DEBT	4,926	7,088
REDUCTIONS OF LONG-TERM DEBT	(2,587)	(11,747)
TREASURY STOCK PURCHASES	(6,370)	(10,047)
IMPACT OF STOCK OPTIONS AND OTHER	681	1,867

TOTAL FINANCING ACTIVITIES	(10,814)	(14,844)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(284)	344

CHANGE IN CASH AND CASH EQUIVALENTS	1,468	(2,041)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,781	$3,313

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	June 30, 2009	June 30, 2008

CASH AND CASH EQUIVALENTS	$4,781	$3,313
ACCOUNTS RECEIVABLE	5,836	6,761
TOTAL INVENTORIES	6,880	8,416
OTHER	4,408	6,025
TOTAL CURRENT ASSETS	21,905	24,515

NET PROPERTY, PLANT AND EQUIPMENT	19,462	20,640
NET GOODWILL AND OTHER INTANGIBLE ASSETS	89,118	94,000
OTHER NON-CURRENT ASSETS	4,348	4,837

TOTAL ASSETS	$134,833	$143,992

ACCOUNTS PAYABLE	$5,980	$6,775
ACCRUED AND OTHER LIABILITIES	8,601	11,099
DEBT DUE WITHIN ONE YEAR	16,320	13,084
TOTAL CURRENT LIABILITIES	30,901	30,958

LONG-TERM DEBT	20,652	23,581
OTHER	20,181	19,959
TOTAL LIABILITIES	71,734	74,498

TOTAL SHAREHOLDERS' EQUITY	63,099	69,494

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$134,833	$143,992

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	AMJ QUARTER			FYTD

	AMJ 09	AMJ 08	% CHG	6/30/2009	6/30/2008	% CHG
NET SALES	$18,662	$20,885	(11)%	$79,029	$81,748	(3)%
COST OF PRODUCTS SOLD	9,267	10,572	(12)%	38,898	39,536	(2)%
GROSS MARGIN	9,395	10,313	(9)%	40,131	42,212	(5)%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	5,822	6,577	(11)%	24,008	25,575	(6)%
OPERATING INCOME	3,573	3,736	(4)%	16,123	16,637	(3)%
TOTAL INTEREST EXPENSE	329	355		1,358	1,467
OTHER NON-OPERATING INCOME, NET	40	66		560	462
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,284	3,447	(5)%	15,325	15,632	(2)%
INCOME TAXES	813	497		4,032	3,834

NET EARNINGS FROM CONTINUING OPERATIONS	2,471	2,950	(16)%	11,293	11,798	(4)%

NET EARNINGS FROM DISCONTINUED OPERATIONS	0	66	(100)%	2,143	277	674%

NET EARNINGS	2,471	3,016	(18)%	13,436	12,075	11%

EFFECTIVE TAX RATE FROM CONTINUING OPERATIONS	24.8%	14.4%		26.3%	24.5%

PER COMMON SHARE:
BASIC NET EARNINGS - CONTINUING OPERATIONS	$0.83	$0.95		$3.76	$3.77
BASIC NET EARNINGS - DISCONTINUED OPERATIONS	$-	$0.02		$0.73	$0.09
BASIC NET EARNINGS	$0.83	$0.97		$4.49	$3.86

DILUTED NET EARNINGS - CONTINUING OPERATIONS	$0.80	$0.90	(11)%	$3.58	$3.56	1%
DILUTED NET EARNINGS - DISCONTINUED OPERATIONS	$-	$0.02		$0.68	$0.08
DILUTED NET EARNINGS	$0.80	$0.92	(13)%	$4.26	$3.64	17%

DIVIDENDS	$0.44	$0.40	10%	$1.64	$1.45	13%
AVERAGE DILUTED SHARES OUTSTANDING	3,096.7	3,270.1		3,154.1	3,316.8

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
COST OF PRODUCTS SOLD	49.7%	50.6%	(90)	49.2%	48.4%	80
GROSS MARGIN	50.3%	49.4%	90	50.8%	51.6%	(80)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	31.2%	31.5%	(30)	30.4%	31.2%	(80)
OPERATING MARGIN	19.1%	17.9%	120	20.4%	20.4%	-
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	17.6%	16.5%	110	19.4%	19.1%	30
NET EARNINGS FROM CONTINUING OPERATIONS	13.2%	14.1%	(90)	14.3%	14.4%	(10)

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended June 30, 2009
			Earnings From		Net Earnings
		% Change	Continuing	% Change	From	% Change
		Versus	Operations Before	Versus	Continuing	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Operations	Year Ago

Beauty GBU
Beauty	$4,422	-12%	$662	-11%	$475	-17%
Grooming	1,741	-17%	428	-20%	292	-26%

Health and Well-Being GBU
Health Care	3,162	-12%	867	13%	567	8%
Snacks and Pet Care	752	-13%	102	-19%	65	-23%

Household Care GBU
Fabric Care and Home Care	5,525	-9%	1,244	0%	822	-2%
Baby Care and Family Care	3,409	-5%	662	5%	415	1%

Total Business Segments	19,011	-10%	3,965	-2%	2,636	-7%
Corporate	(349)	N/A	(681)	N/A	(165)	N/A
Total Company	18,662	-11%	3,284	-5%	2,471	-16%

	Twelve Months Ended June 30, 2009
			Earnings From		Net Earnings
		% Change	Continuing	% Change	From	% Change
		Versus	Operations Before	Versus	Continuing	Versus
	Net Sales	Year Ago	Income Taxes	Year Ago	Operations	Year Ago

Beauty GBU
Beauty	$18,789	-4%	$3,367	-5%	$2,531	-7%
Grooming	7,543	-9%	2,091	-9%	1,492	-11%

Health and Well-Being GBU
Health Care	13,623	-7%	3,685	-2%	2,435	-3%
Snacks and Pet Care	3,114	-3%	388	-5%	234	-10%

Household Care GBU
Fabric Care and Home Care	23,186	-2%	4,663	-8%	3,032	-11%
Baby Care and Family Care	14,103	1%	2,827	5%	1,770	2%

Total Business Segments	80,358	-3%	17,021	-4%	11,494	-7%
Corporate	(1,329)	N/A	(1,696)	N/A	(201)	N/A
Total Company	79,029	-3%	15,325	-2%	11,293	-4%

APRIL - JUNE NET SALES INFORMATION
(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty GBU
Beauty	-5%	-4%	-9%	3%	-1%	-12%
Grooming	-7%	-7%	-13%	7%	-4%	-17%

Health and Well-Being GBU
Health Care	-6%	-5%	-9%	4%	-1%	-12%
Snacks and Pet Care	-15%	-15%	-6%	8%	0%	-13%

Household Care GBU
Fabric Care and HomeCare	-4%	-4%	-10%	8%	-3%	-9%
Baby Care and Family Care	0%	0%	-9%	4%	0%	-5%

Total Company	-5%	-4%	-9%	5%	-2%	-11%

FISCAL YEAR 2009/2008 NET SALES INFORMATION
(Percent Change vs. Year Ago) *

	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty GBU
Beauty	-2%	-1%	-4%	2%	0%	-4%
Grooming	-6%	-5%	-6%	5%	-2%	-9%

Health and Well-Being GBU
Health Care	-4%	-3%	-5%	4%	-2%	-7%
Snacks and Pet Care	-6%	-6%	-4%	9%	-2%	-3%

Household Care GBU
Fabric Care and Home Care	-3%	-3%	-5%	6%	0%	-2%
Baby Care and Family Care	1%	2%	-4%	5%	-1%	1%

Total Company	-3%	-2%	-4%	5%	-1%	-3%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.